PRESS RELEASE
COMCAST REPORTS 3rd QUARTER 2021 RESULTS
PHILADELPHIA - October 28, 2021… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended September 30, 2021.
"I am pleased with our strong operating and financial results this quarter. Each of our businesses posted significant growth in Adjusted EBITDA, contributing to a double-digit increase in our Adjusted EPS. At Cable, our customer and financial metrics remained strong, highlighted by 10% growth in Adjusted EBITDA, the highest level of customer retention on record for a third quarter, and the most wireless net additions since the launch of Xfinity Mobile in 2017. Our results at NBCUniversal continue to be driven by the ongoing recovery at our domestic Theme Parks, as well as the success of our linear and streaming Media platforms. At Sky, our UK business maintained its momentum, delivering healthy growth in revenue, EBITDA, and customer relationships. Going forward, I am excited about the opportunity to continue to invest in our global technology platform and other businesses while returning more capital to shareholders. This strategy is reflected in our most recent product launches – XClass TV in the U.S. and Sky Glass in Europe – as well as the $2.7 billion we returned to shareholders through a combination of share repurchases and dividend payments," commented Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation.

($ in millions, except per share data)
	3rd Quarter			Year to Date
Consolidated Results	2021	2020	Change	2021	2020	Change

Revenue	$30,298	$25,532	18.7%	$86,049	$75,856	13.4%
Net Income Attributable to Comcast	$4,035	$2,019	99.8%	$11,102	$7,154	55.2%
Adjusted Net Income[1]	$4,038	$3,000	34.6%	$11,511	$9,436	22.0%
Adjusted EBITDA[2]	$8,957	$7,583	18.1%	$26,297	$23,640	11.2%
Earnings per Share[3]	$0.86	$0.44	95.5%	$2.38	$1.55	53.5%
Adjusted Earnings per Share[1]	$0.87	$0.65	33.8%	$2.47	$2.04	21.1%
Net Cash Provided by Operating Activities	$6,100	$5,228	16.7%	$21,457	$19,695	8.9%
Free Cash Flow[4]	$3,234	$2,289	41.3%	$13,305	$11,580	14.9%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.
3rd Quarter 2021 Highlights:
•Consolidated Adjusted EBITDA Increased 18.1% to $9.0 Billion; Adjusted EPS Increased 33.8% to $0.87; Generated Free Cash Flow of $3.2 Billion
•Returned $2.7 Billion to Shareholders Through a Combination of $1.5 Billion in Share Repurchases and $1.2 Billion in Dividend Payments
•Cable Communications Total Customer Relationship Net Additions Were 255,000; Total Broadband Customer Net Additions Were 300,000
•Cable Communications Adjusted EBITDA Increased 10.3% and Adjusted EBITDA per Customer Relationship Increased 5.3%
•Cable Communications Wireless Customer Line Net Additions Were 285,000, the Best Quarterly Result Since Launch in 2017
•NBCUniversal Adjusted EBITDA Increased 48.2% to $1.3 Billion, Including Peacock Losses
•Theme Parks Delivered Its Most Profitable Quarter Since the First Quarter of 2020, Driven by Universal Orlando; Celebrated the Grand Opening of Universal Beijing Resort on September 20th
•Sky Adjusted EBITDA Increased 88.8% to $971 Million; On a Constant Currency Basis, Adjusted EBITDA Increased 76.2%

Consolidated Financial Results
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Revenue for the third quarter of 2021 increased 18.7% to $30.3 billion. Net Income Attributable to Comcast increased 99.8% to $4.0 billion. Adjusted Net Income increased 34.6% to $4.0 billion. Adjusted EBITDA increased 18.1% to $9.0 billion.

For the nine months ended September 30, 2021, revenue increased 13.4% to $86.0 billion compared to 2020. Net income attributable to Comcast increased 55.2% to $11.1 billion. Adjusted Net Income increased 22.0% to $11.5 billion. Adjusted EBITDA increased 11.2% to $26.3 billion.

Earnings per Share (EPS) for the third quarter of 2021 was $0.86, an increase of 95.5% compared to the prior year period. Adjusted EPS increased 33.8% to $0.87.

For the nine months ended September 30, 2021, EPS was $2.38, a 53.5% increase compared to 2020. Adjusted EPS increased 21.1% to $2.47.

Capital Expenditures decreased 10.3% to $2.1 billion in the third quarter of 2021. Cable Communications’ capital expenditures decreased 5.4% to $1.7 billion. NBCUniversal’s capital expenditures decreased 35.7% to $229 million. Sky's capital expenditures decreased 32.3% to $160 million.

For the nine months ended September 30, 2021, capital expenditures decreased 3.1% to $6.1 billion compared to 2020. Cable Communications' capital expenditures increased 5.5% to $4.7 billion. NBCUniversal's capital expenditures decreased 47.6% to $584 million. Sky's capital expenditures decreased 5.2% to $615 million.

Net Cash Provided by Operating Activities was $6.1 billion in the third quarter of 2021. Free Cash Flow was $3.2 billion.

For the nine months ended September 30, 2021 net cash provided by operating activities was $21.5 billion. Free cash flow was $13.3 billion.

Dividends and Share Repurchases. Comcast resumed its share repurchase program in May 2021 after pausing the program in 2019 to accelerate the reduction of indebtedness it incurred in connection with its acquisition of Sky. During the third quarter of 2021, Comcast paid dividends totaling $1.2 billion and repurchased 25.9 million of its common shares for $1.5 billion. As of September 30, 2021, Comcast had $8.0 billion available under its share repurchase authorization.

For the nine months ended September 30, 2021, Comcast paid dividends totaling $3.4 billion and repurchased 34.7 million of its common shares for $2.0 billion.

Cable Communications

($ in millions)
	3rd Quarter			Year to Date
	2021	2020	Change	2021	2020	Change
Cable Communications Revenue
Broadband	$5,801	$5,198	11.6%	$17,118	$15,199	12.6%
Video	5,499	5,421	1.4%	16,676	16,468	1.3%
Voice	851	876	(2.9%)	2,592	2,652	(2.3%)
Wireless	603	400	50.7%	1,672	1,069	56.4%
Business Services	2,227	2,049	8.7%	6,597	6,096	8.2%
Advertising	705	674	4.6%	2,002	1,659	20.6%
Other	427	382	12.4%	1,265	1,203	5.3%
Cable Communications Revenue	$16,115	$15,000	7.4%	$47,922	$44,346	8.1%

Cable Communications Adjusted EBITDA	$7,069	$6,411	10.3%	$20,972	$18,663	12.4%
Adjusted EBITDA Margin	43.9%	42.7%		43.8%	42.1%

Cable Communications Capital Expenditures	$1,673	$1,770	(5.4%)	$4,739	$4,491	5.5%
Percent of Cable Communications Revenue	10.4%	11.8%		9.9%	10.1%

Revenue for Cable Communications increased 7.4% to $16.1 billion in the third quarter of 2021, driven by increases in broadband, wireless, business services, video, other, and advertising revenue, partially offset by a decrease in voice revenue. In the prior year period, results were negatively impacted by accrued customer regional sports network (RSN) fee adjustments related to canceled sporting events as a result of COVID-19. Excluding the impact of accrued customer RSN fee adjustments in the prior year period5, Cable Communications revenue increased 6.3%. Broadband revenue increased 11.6% due to an increase in the number of residential broadband customers and an increase in average rates. Excluding the impact of accrued RSN fee adjustments in the prior year period for customers taking bundled services5, broadband revenue increased 10.5%. Wireless revenue increased 50.7% due to an increase in the number of customer lines and an increase in device sales. Business services revenue increased 8.7% due to an increase in average rates and an increase in the number of customers receiving our services compared to the prior year period, which were negatively impacted by COVID-19. Video revenue increased 1.4%, reflecting an increase in average rates, partially offset by a decrease in the number of residential video customers. Excluding the impact of accrued customer RSN fee adjustments in the prior year period5, video revenue was consistent with the prior year period. Other revenue increased 12.4%, primarily reflecting increases in revenue from our security and automation services and from licensing of our technology platforms. Advertising revenue increased 4.6%, reflecting an overall market recovery and higher revenue from our advanced advertising businesses, partially offset by a decrease in political advertising. Excluding political advertising revenue, advertising revenue increased 19.0%. Voice revenue decreased 2.9%, primarily reflecting a decrease in the number of residential voice customers.

For the nine months ended September 30, 2021, Cable revenue increased 8.1% to $47.9 billion compared to 2020, driven by growth in broadband, wireless, business services, advertising, video, and other revenue, partially offset by a decrease in voice revenue. Excluding the impact of accrued customer RSN fee adjustments in 20205, Cable Communications revenue increased 7.2%.

Total Customer Relationships increased by 255,000 to 34.0 million in the third quarter of 2021. Residential customer relationships increased by 237,000 and business customer relationships increased by 18,000. Total broadband customer net additions were 300,000, total video customer net losses were 408,000, and total voice customer net losses were 158,000. In addition, Cable Communications added 285,000 wireless lines in the quarter.

For the nine months ended September 30, 2021, total customer relationships increased by 930,000. Residential customer relationships increased by 884,000 and business customer relationships increased by 46,000. Total broadband customer net additions were 1.1 million, total video customer net losses were 1.3 million, and total voice customer net losses were 372,000. In addition, Cable Communications added 842,000 wireless lines in the current period.

(in thousands)
			Net Additions / (Losses)
			3rd Quarter		Year to Date
	3Q21	3Q20[6]	2021	2020	2021	2020
Customer Relationships
Residential Customer Relationships	31,576	30,263	237	539	884	1,140
Business Services Customer Relationships	2,473	2,401	18	17	46	5
Total Customer Relationships	34,048	32,664	255	556	930	1,144

Residential Customer Relationships Mix
One Product Residential Customers	13,959	11,931	481	625	1,551	1,710
Two Product Residential Customers	8,473	8,732	(89)	(9)	(261)	(191)
Three or More Product Residential Customers	9,144	9,600	(156)	(77)	(406)	(379)

Residential Broadband Customers	29,389	27,811	281	617	1,063	1,423
Business Services Broadband Customers	2,300	2,225	19	16	52	10
Total Broadband Customers	31,688	30,036	300	633	1,115	1,433

Residential Video Customers	17,844	19,220	(382)	(253)	(1,149)	(1,068)
Business Services Video Customers	705	874	(26)	(20)	(147)	(92)
Total Video Customers	18,549	20,094	(408)	(273)	(1,297)	(1,160)

Residential Voice Customers	9,245	9,684	(167)	(14)	(400)	(250)
Business Services Voice Customers	1,384	1,341	9	11	28	(1)
Total Voice Customers	10,630	11,025	(158)	(3)	(372)	(251)

Total Wireless Lines	3,668	2,580	285	187	842	528

Adjusted EBITDA for Cable Communications increased 10.3% to $7.1 billion in the third quarter of 2021, reflecting higher revenue, partially offset by a 5.3% increase in operating expenses. In the prior year period, total operating expenses benefited from adjustments for provisions in our programming distribution agreements with RSNs related to canceled sporting events as a result of COVID-19. In the third quarter of 2021, programming costs increased 7.6%, including the effects of the adjustment provisions in the prior year period. Excluding these adjustments5, programming costs increased 2.8%, reflecting the timing of contract renewals, partially offset by a decline in the number of video subscribers. Non-programming expenses increased 3.9%, primarily reflecting higher technical and product support expenses and advertising, marketing and promotion expenses, partially offset by lower other expenses and customer service expenses. Non-programming expenses per customer relationship decreased 0.8%. Adjusted EBITDA per customer relationship increased 5.3%, and Adjusted EBITDA margin was 43.9% compared to 42.7% in the prior year period. While the accrued RSN adjustments did not impact Adjusted EBITDA in the prior year period, they resulted in an increase to Adjusted EBITDA margin in that period. Cable Communications results include Adjusted EBITDA7 of $51 million from our wireless business, compared to a loss of $50 million in the prior year period.

For the nine months ended September 30, 2021, Adjusted EBITDA for Cable Communications increased 12.4% to $21.0 billion compared to 2020, reflecting higher revenue, partially offset by a 4.9% increase in operating expenses. Programming costs increased 8.3%, reflecting the timing of contract renewals and adjustments in 2020 for provisions in our programming distribution agreements with RSNs related to canceled sporting events as a result of COVID-19, partially offset by a decline in the number of video subscribers. Excluding the impact of accrued RSN adjustments in 20205, programming costs increased 4.4%. Non-programming expenses increased 2.8%. For the nine months ended September 30, 2021, Adjusted EBITDA per customer relationship increased 7.4%, and Adjusted EBITDA margin was 43.8% compared to 42.1% in 2020. While the accrued RSN adjustments did not impact Adjusted EBITDA for the nine months ended September 30, 2020, they resulted in an increase to Adjusted EBITDA margin in that period. Cable Communications results include Adjusted EBITDA7 of $125 million from our wireless business, compared to a loss of $146 million in 2020.

Capital Expenditures for Cable Communications decreased 5.4% to $1.7 billion in the third quarter of 2021, primarily reflecting decreased investment in customer premise equipment, partially offset by increased investment in line extensions and scalable infrastructure. Cable capital expenditures represented 10.4% of Cable revenue in the third quarter of 2021 compared to 11.8% in the prior year period.

For the nine months ended September 30, 2021, capital expenditures for Cable Communications increased 5.5% to $4.7 billion, primarily reflecting increased investment in scalable infrastructure and line extensions. Cable capital expenditures represented 9.9% of Cable revenue compared to 10.1% in 2020.

NBCUniversal

($ in millions)
	3rd Quarter			Year to Date
	2021	2020	Change	2021	2020	Change
NBCUniversal Revenue
Media	$6,770	$4,589	47.5%	$16,955	$13,563	25.0%
Excluding Olympics[5]	$5,011	$4,589	9.2%	15,195	13,563	12.0%
Studios	2,407	1,898	26.8%	7,027	6,359	10.5%
Theme Parks	1,449	385	NM	3,163	1,446	118.8%
Headquarters and other	28	12	121.4%	65	32	103.7%
Eliminations	(654)	(551)	(18.4%)	(2,230)	(1,623)	(37.3%)
NBCUniversal Revenue	$10,001	$6,333	57.9%	$24,981	$19,777	26.3%

NBCUniversal Adjusted EBITDA
Media	$997	$985	1.2%	$3,847	$4,150	(7.3%)
Studios	179	340	(47.3%)	833	963	(13.6%)
Theme Parks	434	(174)	NM	593	(480)	NM
Headquarters and other	(248)	(127)	(95.1%)	(643)	(430)	(49.4%)
Eliminations	(12)	(114)	88.9%	(238)	(224)	(6.7%)
NBCUniversal Adjusted EBITDA	$1,349	$910	48.2%	$4,392	$3,979	10.4%
NM=comparison not meaningful.

Beginning in the first quarter of 2021, the operations of Peacock, which were previously reported in Corporate and Other, are now included with NBCUniversal results and the operations of NBCUniversal are now presented in three reportable business segments: Media, Studios and Theme Parks. Prior periods have been adjusted to reflect this presentation.

Revenue for NBCUniversal increased 57.9% to $10.0 billion in the third quarter of 2021, including $1.8 billion of revenue from the Tokyo Olympics included in the Media segment. Adjusted EBITDA increased 48.2% to $1.3 billion.

For the nine months ended September 30, 2021, NBCUniversal revenue increased 26.3% to $25.0 billion compared to 2020. Adjusted EBITDA increased 10.4% to $4.4 billion.

Media
Media revenue increased 47.5% to $6.8 billion in the third quarter of 2021, reflecting higher advertising revenue and distribution revenue. Excluding $1.8 billion of revenue generated by the broadcast of the Tokyo Olympics5, Media revenue increased 9.2%. Advertising revenue increased 73.0%, reflecting the broadcast of the Tokyo Olympics, higher pricing, and additional Peacock sales, partially offset by the timing of other sporting events and a decline in ratings. Distribution revenue increased 36.2%, driven by the broadcast of the Tokyo Olympics, contractual rate increases in the current period, and increases at Peacock, partially offset by a decline in subscribers at our networks. Adjusted EBITDA increased 1.2% to $997 million in the third quarter of 2021, reflecting higher revenue, partially offset by an increase in operating expenses. The increase in operating expenses was primarily driven by higher programming and production expenses, reflecting higher sports programming costs associated with the broadcast of the Tokyo Olympics and higher amortization expense related to programming at Peacock, partially offset by the timing of other sporting events. Media results include $230 million of revenue and an Adjusted EBITDA7 loss of $520 million related to Peacock, compared to $41 million of revenue and an Adjusted EBITDA7 loss of $233 million in the prior year period.

For the nine months ended September 30, 2021, revenue from the Media segment increased 25.0% to $17.0 billion compared to 2020, reflecting higher advertising revenue, distribution revenue, and other revenue. Excluding $1.8 billion of revenue associated with the broadcast of the Tokyo Olympics in the third quarter of 20215, revenue increased 12.0%. Adjusted EBITDA decreased 7.3% to $3.8 billion compared to 2020, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was primarily driven by higher programming and production expenses, reflecting higher sports programming costs due to the broadcast of the Tokyo Olympics and an increase in the number of other sporting events compared to the prior year period when sports were postponed due to COVID-19, as well as higher amortization expense related to programming at Peacock. Media results include $443 million of revenue and an Adjusted EBITDA7 loss of $1.2 billion related to Peacock, compared to $47 million of revenue and an Adjusted EBITDA7 loss of $409 million in 2020.

Studios
Studios revenue increased 26.8% to $2.4 billion in the third quarter of 2021, primarily reflecting higher theatrical revenue and content licensing revenue. Theatrical revenue increased by $279 million, primarily due to current year releases, including F9 and The Boss Baby: Family Business, and the impact of theater closures in the prior year period. Content licensing revenue increased by $243 million, reflecting the timing of when content was made available under licensing agreements. Adjusted EBITDA decreased 47.3% to $179 million in the third quarter of 2021, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was driven by higher programming and production expenses, reflecting higher amortization of television and film production costs in the current year period and compared to the prior year period when production was impacted due to COVID-19, as well as an increase in advertising, marketing and promotion expenses, reflecting a higher number of theatrical releases in the current period.

For the nine months ended September 30, 2021, revenue from the Studios segment increased 10.5% to $7.0 billion compared to 2020, primarily reflecting higher content licensing revenue and theatrical revenue. Adjusted EBITDA decreased 13.6% to $833 million compared to 2020, reflecting higher revenue more than offset by higher operating expenses.

Theme Parks
Theme Parks revenue increased $1.1 billion to $1.4 billion in the third quarter of 2021, reflecting improved operating conditions compared to the prior year period, when each of our theme parks was either operating at limited capacity or closed as a result of COVID-19. Theme Parks Adjusted EBITDA was $434 million in the third quarter of 2021, which included pre-opening costs related to Universal Beijing Resort, compared to a $174 million Adjusted EBITDA loss in the prior year period.

For the nine months ended September 30, 2021, revenue from the Theme Parks segment increased $1.7 billion to $3.2 billion compared to 2020, reflecting improved operating conditions compared to 2020, when each of our theme parks was either closed or operating at limited capacity for the majority of the period as a result of COVID-19. Theme Parks Adjusted EBITDA was $593 million, which included pre-opening costs related to Universal Beijing Resort, compared to a $480 million Adjusted EBITDA loss in 2020.

Headquarters and Other
NBCUniversal Headquarters and Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters and Other Adjusted EBITDA loss was $248 million compared to a loss of $127 million in the prior year period.

For the nine months ended September 30, 2021, Headquarters and Other Adjusted EBITDA loss was $643 million compared to a loss of $430 million in 2020.

Eliminations
Amounts represent eliminations of transactions between our NBCUniversal segments, which are affected by the timing of recognition of content licenses between our Studios and Media segments. Revenue eliminations for the quarter ended September 30, 2021 were $654 million compared to $551 million in the prior year period, and Adjusted EBITDA eliminations were $12 million compared to $114 million in the prior year period.

For the nine months ended September 30, 2021, revenue eliminations were $2.2 billion compared to $1.6 billion in 2020, and Adjusted EBITDA eliminations were $238 million compared to $224 million in 2020.

Sky

($ in millions)
	3rd Quarter				Year to Date
	2021	2020	Change	Constant Currency Change[8]	2021	2020	Change	Constant Currency Change[8]
Sky Revenue
Direct-to-Consumer	$4,127	$3,943	4.7%	(0.1%)	$12,415	$11,146	11.4%	3.1%
Content	300	388	(22.8%)	(26.4%)	1,013	947	7.0%	(0.7%)
Advertising	561	462	21.4%	15.6%	1,777	1,296	37.1%	27.0%
Sky Revenue	$4,988	$4,793	4.1%	(0.7%)	$15,205	$13,389	13.6%	5.1%

Sky Operating Costs and Expenses	$4,016	$4,278	(6.1%)	(10.2%)	$13,310	$11,574	15.0%	6.6%

Sky Adjusted EBITDA	$971	$515	88.8%	76.2%	$1,895	$1,815	4.4%	(4.3%)
Adjusted EBITDA Margin	19.5%	10.7%			12.5%	13.6%

Revenue for Sky increased 4.1% to $5.0 billion in the third quarter of 2021. Excluding the impact of currency, revenue was consistent with the prior year period, reflecting lower content revenue partially offset by higher advertising revenue and consistent direct-to-consumer revenue. Content revenue decreased 26.4% to $300 million due to a change in sports programming licensing agreements in Italy and Germany, as well as the timing of sporting events compared to the prior year period due to COVID-19. Advertising revenue increased 15.6% to $561 million, reflecting an overall market recovery compared to the prior year period. Direct-to-consumer revenue of $4.1 billion was consistent with the prior year period, primarily reflecting an increase in customer relationships and average revenue per customer relationship in the U.K., offset by a decrease in customer relationships and average revenue per relationship in Italy mainly due to the negative impact of the reduction in Sky's rights to Serie A.

For the nine months ended September 30, 2021, Sky revenue increased 13.6% to $15.2 billion compared to 2020. Excluding the impact of currency, revenue increased 5.1%, primarily reflecting higher direct-to-consumer revenue and advertising revenue.

Total Customer Relationships decreased by 233,000 to 23.0 million in the third quarter of 2021, primarily reflecting the negative impact of the reduction in Sky's broadcast rights to Serie A in Italy, partially offset by an increase in customer relationships in the U.K. For the nine months ended September 30, 2021, total customer relationships decreased by 259,000.

(in thousands)
	Customers		Net Additions / (Losses)
			3rd Quarter		Year to Date
	3Q21	3Q20[9]	2021	2020	2021	2020
Total Customer Relationships	22,966	22,981	(233)	(21)	(259)	(299)

Adjusted EBITDA for Sky increased 88.8% to $971 million in the third quarter of 2021. Excluding the impact of currency, Adjusted EBITDA increased 76.2%, primarily reflecting lower operating expenses. The decrease in operating expenses was due to lower programming and production expenses, primarily reflecting lower sports programming costs associated with the timing of sports rights amortization and the reduction in Sky's broadcast rights to Serie A in Italy.

For the nine months ended September 30, 2021, Adjusted EBITDA for Sky increased 4.4% to $1.9 billion compared to 2020. Excluding the impact of currency, Adjusted EBITDA decreased 4.3%.

Corporate, Other and Eliminations

Corporate and Other
Corporate and Other primarily relates to corporate operations and Comcast Spectacor. Revenue for the quarter ended September 30, 2021 was $65 million compared to $44 million in the prior year period.

Corporate and Other Adjusted EBITDA loss was $335 million compared to a loss of $264 million in the prior year period.

For the nine months ended September 30, 2021, Corporate and Other revenue was $246 million compared to $204 million in 2020. Corporate and Other Adjusted EBITDA loss was $876 million compared to a loss of $846 million in 2020.

Eliminations
Amounts represent eliminations of transactions between Cable Communications, NBCUniversal, Sky and other businesses. Eliminations of transactions between NBCUniversal segments are presented separately. Revenue eliminations for the quarter ended September 30, 2021 were $871 million compared to $638 million in the prior year period, and Adjusted EBITDA eliminations were a loss of $98 million compared to a benefit of $11 million in the prior year period, reflecting an increase in eliminations associated with the Tokyo Olympics.

For the nine months ended September 30, 2021 revenue eliminations were $2.3 billion compared to $1.9 billion in 2020, and Adjusted EBITDA eliminations were a loss of $87 million compared to a benefit of $29 million in 2020.

Notes:

1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5From time to time, we may present adjusted information (e.g., Adjusted Revenues) to exclude the impact of certain events, gains, losses or other charges affecting period-to-period comparability of our operating performance. See Table 7 and Table 8 for reconciliations of non-GAAP financial measures.
6In the first quarter of 2021, we updated Cable Communications' total residential customer relationships and broadband customers due to a conforming change to methodology resulting in a reduction of approximately 26,000 customers. There was no impact to net additions and prior periods have been recast on a comparable basis.
7Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock and the wireless business within Cable Communications. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are generally presented on a consistent basis with the respective segments and include direct revenue and operating costs and expenses attributed to the component operations.
8Sky constant currency growth rates are calculated by comparing the current period results to the comparative period results in the prior year adjusted to reflect the average exchange rates from the current year period rather than the actual exchange rates in effect during the respective prior year periods. See Table 6 for reconciliation of Sky's constant currency growth.
9In the first quarter of 2021, we implemented conforming changes in the methodology for counting commercial customer relationships in Italy and Germany, which are now counted on a consistent basis with customers in the United Kingdom. The change resulted in a reduction in Sky’s total customer relationships of 714,000 as of December 31, 2020. The impact of the change in methodology to customer relationship net additions for any period was not material. For comparative purposes, we have recast Sky’s historical total customer relationships to reflect this adjustment.
Numerical information is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, October 28, 2021 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (833) 618-9487. A replay of the call will be available starting at 12:00 p.m. ET on October 28, 2021, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, November 4, 2021 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 4073347.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company that connects people to moments that matter. We are principally focused on broadband, aggregation, and streaming with 57 million customer relationships across the United States and Europe. We deliver broadband, wireless, and video through our Xfinity, Comcast Business, and Sky brands; create, distribute, and stream leading entertainment, sports, and news through Universal Filmed Entertainment Group, Universal Studio Group, Sky Studios, the NBC and Telemundo broadcast networks, multiple cable networks, Peacock, NBCUniversal News Group, NBC Sports, Sky News, and Sky Sports; and provide memorable experiences at Universal Parks and Resorts in the United States and Asia.
Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(in millions, except per share data)	September 30,		September 30,
	2021	2020	2021	2020
Revenue	$30,298	$25,532	$86,049	$75,856

Costs and expenses
Programming and production	10,395	8,565	28,570	23,683
Other operating and administrative	8,981	8,059	25,799	23,959
Advertising, marketing and promotion	1,995	1,512	5,462	4,791
Depreciation	2,177	2,122	6,407	6,328
Amortization	1,301	1,198	3,815	3,520
	24,848	21,456	70,053	62,281

Operating income	5,450	4,076	15,996	13,575

Interest expense	(1,050)	(1,220)	(3,161)	(3,544)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	602	(266)	1,696	(634)
Realized and unrealized gains (losses) on equity securities, net	106	118	532	65
Other income (loss), net	59	62	146	187
	766	(86)	2,374	(382)

Income before income taxes	5,166	2,770	15,208	9,649

Income tax expense	(1,235)	(739)	(4,354)	(2,385)

Net income	3,931	2,031	10,854	7,264

Less: Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	(104)	12	(249)	110

Net income attributable to Comcast Corporation	$4,035	$2,019	$11,102	$7,154

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.86	$0.44	$2.38	$1.55

Diluted weighted-average number of common shares	4,665	4,628	4,668	4,616

TABLE 2
Consolidated Statement of Cash Flows (Unaudited)

	Nine Months Ended
(in millions)	September 30,
	2021	2020

OPERATING ACTIVITIES
Net income	$10,854	$7,264
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,222	9,848
Share-based compensation	1,019	922
Noncash interest expense (income), net	287	606
Net (gain) loss on investment activity and other	(1,953)	514
Deferred income taxes	2,087	(224)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(720)	982
Film and television costs, net	(541)	163
Accounts payable and accrued expenses related to trade creditors	667	(545)
Other operating assets and liabilities	(465)	165

Net cash provided by operating activities	21,457	19,695

INVESTING ACTIVITIES
Capital expenditures	(6,146)	(6,344)
Cash paid for intangible assets	(2,006)	(1,771)
Construction of Universal Beijing Resort	(825)	(1,118)
Acquisitions, net of cash acquired	(167)	(225)
Proceeds from sales of businesses and investments	500	2,131
Purchases of investments	(122)	(545)
Other	359	(101)

Net cash provided by (used in) investing activities	(8,406)	(7,973)

FINANCING ACTIVITIES
Proceeds from borrowings	2,515	18,339
Repurchases and repayments of debt	(9,041)	(16,771)
Repurchases of common stock under repurchase program and employee plans	(2,617)	(429)
Dividends paid	(3,387)	(3,086)
Other	(416)	(1,644)

Net cash provided by (used in) financing activities	(12,946)	(3,591)

Impact of foreign currency on cash, cash equivalents and restricted cash	(15)	17

Increase (decrease) in cash, cash equivalents and restricted cash	90	8,148

Cash, cash equivalents and restricted cash, beginning of period	11,768	5,589

Cash, cash equivalents and restricted cash, end of period	$11,858	$13,737

TABLE 3
Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	September 30,	December 31,
	2021	2020
ASSETS

Current Assets
Cash and cash equivalents	$11,806	$11,740
Receivables, net	11,974	11,466
Other current assets	3,646	3,535
Total current assets	27,427	26,741

Film and television costs	12,645	13,340

Investments	9,163	7,820

Investment securing collateralized obligation	563	447

Property and equipment, net	52,809	51,995

Goodwill	69,626	70,669

Franchise rights	59,365	59,365

Other intangible assets, net	33,393	35,389

Other noncurrent assets, net	12,070	8,103

	$277,061	$273,869

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$12,020	$11,364
Accrued participations and residuals	1,683	1,706
Deferred revenue	3,091	2,963
Accrued expenses and other current liabilities	9,250	9,617
Current portion of long-term debt	695	3,146
Total current liabilities	26,738	28,796

Long-term debt, less current portion	96,522	100,614

Collateralized obligation	5,169	5,168

Deferred income taxes	30,050	28,051

Other noncurrent liabilities	20,756	18,222

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	520	1,280

Equity
Comcast Corporation shareholders' equity	95,782	90,323
Noncontrolling interests	1,524	1,415
Total equity	97,306	91,738

	$277,061	$273,869

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2021	2020	2021	2020
Net income attributable to Comcast Corporation	$4,035	$2,019	$11,102	$7,154
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	(104)	12	(249)	110
Income tax expense	1,235	739	4,354	2,385
Interest expense	1,050	1,220	3,161	3,544
Investment and other (income) loss, net	(766)	86	(2,374)	382
Depreciation and amortization	3,477	3,320	10,222	9,848
Adjustments (1)	30	187	79	217
Adjusted EBITDA	$8,957	$7,583	$26,297	$23,640

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2021	2020	2021	2020
Net cash provided by operating activities	$6,100	$5,228	$21,457	$19,695
Capital expenditures	(2,142)	(2,387)	(6,146)	(6,344)
Cash paid for capitalized software and other intangible assets	(723)	(552)	(2,006)	(1,771)
Free Cash Flow	$3,234	$2,289	$13,305	$11,580

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2021	2020	2021	2020
Adjusted EBITDA	$8,957	$7,583	$26,297	$23,640
Capital expenditures	(2,142)	(2,387)	(6,146)	(6,344)
Cash paid for capitalized software and other intangible assets	(723)	(552)	(2,006)	(1,771)
Cash interest expense	(1,034)	(909)	(2,943)	(2,845)
Cash taxes	(368)	(1,965)	(2,201)	(2,298)
Changes in operating assets and liabilities	(1,949)	376	(1,057)	361
Noncash share-based compensation	308	301	1,019	922
Other (2)	186	(158)	342	(85)
Free Cash Flow	$3,234	$2,289	$13,305	$11,580

(1)
3rd quarter and year to date 2021 Adjusted EBITDA exclude $30 million and $79 million of other operating and administrative expense, respectively, related to the Sky transaction and costs related to our investment portfolio. 3rd quarter and year to date 2020 Adjusted EBITDA exclude $177 million of other operating and administrative expense related to a legal settlement and $10 million and $40 million of other operating and administrative expense, respectively, related to the Sky transaction.

(2)	3rd quarter and year to date 2021 include decreases of $30 million and $79 million, respectively, related to costs that are excluded from Adjusted EBITDA. 3rd quarter and year to date 2020 include decreases of $187 million and $217 million, respectively, related to costs that are excluded from Adjusted EBITDA.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,

	2021		2020		2021		2020
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$4,035	$0.86	$2,019	$0.44	$11,102	$2.38	$7,154	$1.55
Change	99.8%	95.5%			55.2%	53.5%

Amortization of acquisition-related intangible assets (1)	491	0.11	458	0.10	1,440	0.31	1,365	0.30
Investments (2)	(486)	(0.10)	70	0.01	(1,608)	(0.34)	334	0.07
Items affecting period-over-period comparability:
Income tax adjustments (3)	—	—	145	0.03	498	0.11	145	0.03
Loss on early redemption of debt (4)	—	—	166	0.04	59	0.01	272	0.06
Legal settlement (5)	—	—	134	0.03	0	—	134	0.03
Costs related to Sky transaction (6)	(1)	—	8	—	20	—	32	—

Adjusted Net income and Adjusted EPS	$4,038	$0.87	$3,000	$0.65	$11,511	$2.47	$9,436	$2.04
Change	34.6%	33.8%			22.0%	21.1%

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Amortization of acquisition-related intangible assets before income taxes	$603	$574	$1,781	$1,714
Amortization of acquisition-related intangible assets, net of tax	$491	$458	$1,440	$1,365
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu and costs related to our investment portfolio.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Realized and unrealized (gains) losses on equity securities, net	($106)	($118)	($532)	($65)
Equity in net (income) losses of investees, net and other	(538)	210	(1,589)	506
Investments before income taxes	(644)	92	(2,121)	441
Investments, net of tax	($486)	$70	($1,608)	$334
(3)2021 year to date net income attributable to Comcast Corporation includes $498 million of income tax expense adjustments related to UK tax law changes. 3rd quarter and year to date 2020 net income attributable to Comcast Corporation includes $145 million of income tax expense adjustments related to certain tax law changes.
(4)Year to date 2021 net income attributable to Comcast Corporation includes $78 million of interest expense, $59 million net of tax, resulting from the early redemption of debt. 3rd quarter and year to date 2020 net income attributable to Comcast Corporation includes $220 million and $360 million of interest expense, $166 million and $272 million net of tax, respectively, resulting from the early redemption of debt.
(5)3rd quarter and year to date 2020 net income attributable to Comcast Corporation includes $177 million of other operating and administrative expense, $134 million net of tax, related to a legal settlement.
(6)3rd quarter and year to date 2021 net income attributable to Comcast Corporation includes ($1) million and $24 million of operating costs and expenses, $(1) million and $20 million net of tax, respectively, related to the Sky transaction. 3rd quarter and year to date 2020 net income attributable to Comcast Corporation includes $10 million and $40 million of operating costs and expenses, $8 million and $32 million net of tax, respectively, related to the Sky transaction.

TABLE 6
Reconciliation of Sky Constant Currency Growth (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

(in millions)	2021	2020(1)	Change	2021	2020(1)	Change

Direct-to-Consumer	$4,127	$4,131	(0.1%)	$12,415	$12,044	3.1%
Content	300	407	(26.4%)	1,013	1,021	(0.7%)
Advertising	561	485	15.6%	1,777	1,399	27.0%
Revenue	$4,988	$5,023	(0.7%)	$15,205	$14,464	5.1%

Operating costs and expenses	$4,016	$4,472	(10.2%)	$13,310	$12,484	6.6%
Adjusted EBITDA	$971	$551	76.2%	$1,895	$1,981	(4.3%)

(1)2020 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.

TABLE 7
Reconciliation of Cable Communications RSN Adjustments (Unaudited)

	Three Months Ended September 30, 2021			Nine Months Ended September 30, 2021

	Reported Change	2020 RSN Adjustments	Adjusted Change	Reported Change	2020 RSN Adjustments	Adjusted Change
Revenue
Broadband	11.6%	1.1%	10.5%	12.6%	1.0%	11.7%
Video	1.4%	1.4%	—%	1.3%	1.1%	0.1%
Total Revenue	7.4%	1.1%	6.3%	8.1%	0.9%	7.2%

Expenses
Programming and production	7.6%	4.8%	2.8%	8.3%	3.9%	4.4%

Adjusted EBITDA	10.3%	—	10.3%	12.4%	—	12.4%
Adjusted EBITDA margin	120 bps	(40 bps)	160 bps	170 bps	(40 bps)	210 bps

Note: Percentages represent year/year growth rates. Adjusted EBITDA margin as a percent of Revenue is presented as year/year basis point changes.

TABLE 8

Reconciliation of Media Revenue Excluding Olympics (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

(in millions)	2021	2020	Growth %	2021	2020	Growth %

Revenue	$6,770	$4,589	47.5%	$16,955	$13,563	25.0%

Olympics	1,759	—		1,759	—

Revenue excluding Olympics	$5,011	$4,589	9.2%	$15,195	$13,563	12.0%